Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-230896) pertaining to the 2018 Share Incentive Plan of Weidai Ltd. of our report dated April 16, 2019, with respect to the consolidated financial statements of Weidai Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young Hua Ming LLP

Guangzhou, the People’s Republic of China

April 8, 2021